EXHIBIT 11.1

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

                                                                           Pro forma (1)
                                                           --------------------------------------------
                                                                      Year Ended December 31,
                                                           --------------------------------------------
                                                               1996            1997            1998
                                                           ------------    ------------    ------------
Basic Earnings Per Share:
     Net Income ........................................   $  8,507,702    $  3,935,537    $ 10,277,877
                                                           ============    ============    ============

     Weighted average number of common shares issued and
        outstanding ....................................     10,660,367      11,708,832      12,875,262
                                                           ============    ============    ============

     Basic earnings per share ..........................   $       0.80    $       0.34    $       0.80

Diluted Earnings Per Share:
     Net Income ........................................   $  8,507,702    $  3,935,537    $ 10,277,877
                                                           ============    ============    ============

     Weighted average number of common shares issued and
        outstanding ....................................     10,660,367      11,708,832      12,875,262
                                                           ============    ============    ============
     Common stock equivalents -
        Options for common stock .......................        352,667         526,000         588,812
                                                           ------------    ------------    ------------

     Weighted average common stock equivalents .........     11,013,034      12,234,832      13,464,074

     Less treasury shares assumed to be repurchased ....       (132,883)       (166,988)       (197,896)

     Weighted average shares outstanding ...............     10,880,151      12,067,844      13,266,178
                                                           ============    ============    ============

     Diluted earnings per share ........................   $       0.78    $       0.33    $       0.77
                                                           ============    ============    ============

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(1)  The pro forma number of shares reflected the (i) exchange by the Company of its common stock on a share-for-share basis for all of the outstanding common stock of the following companies affiliated through common ownership: Waste Enterprises, Inc., Waste Industries South, Inc., Waste Industries West, Inc., Waste Industries East, Inc., Kabco, Inc., Conway
     378, Inc. and AmLease, Inc., in April 1996, (ii) stock dividend of nine nonvoting common shares for each voting common share in 1995, and (iii) a 1-for-2.5 reverse stock split and the conversion of all nonvoting common shares to common shares in 1997.